Exhibit 2.3

PLAN OF MERGER

THIS PLAN OF MERGER is made on March 16, 2023

BETWEEN

(1)

Hudson Biomedical Group Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or, upon and with effect from the Effective Time (as defined below), the “Surviving Company”); and

(2)

Summit Healthcare Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS

(A)

The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the  “Merger”),  upon  the  terms  and  subject  to  the  conditions  of  the  Business Combination Agreement dated September 29, 2022 by and among YishengBio Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands, the  Company and the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)

The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION
1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.
2.	PLAN OF MERGER
2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to the Merger are the Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named Hudson Biomedical Group Co., Ltd..

(c)

The registered office of the Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)

Immediately prior to the Effective Time (as defined below), the authorised share capital of the Company is US$45,500 divided into 455,000,000 ordinary shares of a par value of US$0.0001 each, of which one (1) share has been issued.

(e)

Immediately prior to the Effective Time (as defined below), the authorised share capital of the Merging Company is US$45,500 divided into 455,000,000 ordinary shares of a par value of US$0.0001 each, of which one (1) share has been issued.

(f)	On the Effective Time (as defined below), the authorised share capital of the Surviving Company shall be US$45,500 divided into 455,000,000 shares of a par value of US$0.0001 each.

2.2	Effective Time

The date and time on which it is intended that the Merger is to take effect is 4:02 p.m. on March 16, 2023 (the “Effective Time”).

2.3	Terms and Conditions; Share Rights

(a)	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)

Each share of par value US$0.0001 of the Merging Company issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist without any conversion thereof or payment therefor.

(ii)

Each share of par value US$0.0001 of the Surviving Company issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share, par value US$0.0001, of the Surviving Company.

(b)

At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)	At the Effective Time, the Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

(d)

At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the sole director of the Surviving Company after the Merger becomes effective is:

(i)	Yi Zhang of Room 4, Unit 7, Bldg 1, Longtingxi Street Residence Zone, Kaifeng City, Henan Province, China

(b)	There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger.

2.5	Secured Creditors

(a)	The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.VARIATION

3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Company and the Merging Company to:

(i)

change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

(ii)

effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Company and the Merging Company to effect in their discretion.

4.TERMINATION

4.1

At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.COUNTERPARTS

5.1

This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.GOVERNING LAW

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2

Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

IN WITNESS wereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)	Duly Authorised Signatory
Hudson Biomcclicul Group Co., I.Id. :	)
	)	/s/ Yi Zhang
	)	Name: Yi Zhang
	)	Title: Director
)

SIGNED for and on behalf of	)	Duly Authorised Signatory
Summit Healthcare Acquisition Corp.:	)
	)	/s/ Yi Zhang
	)	Name: Yi Zhang
	)	Title: Director
)

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF SURVIVING COMPANY